UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  August 31, 2004

CHASE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Massachusetts

(State or Other Jurisdiction of Incorporation)

01-9852	11-1797126
(Commission File Number)	(IRS Employer Identification No.)

26 Summer Street, Bridgewater, Massachusetts	02324
(Address of Principal Executive Offices)	(Zip Code)

(508) 279-1789
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 - Entry into Material Definitive Agreement.

On August 31, 2004, the Board of Directors and, separately, the Audit Committee of Chase Corporation (the “Company”) approved the amendment of the Stock Agreement dated September 7, 1995 (the “Stock Agreement”), between the Company and Peter R. Chase, its President and Chief Executive Officer.

Under the terms of the original Stock Agreement, Mr. Chase was granted an aggregate of 250,000 shares of restricted stock (the “Shares”) that will vest on September 6, 2004.  The Stock Agreement grants the Company a right of first refusal with respect to any proposed sale or transfer of the Shares by Mr. Chase after the vesting date.  In addition, the original Stock Agreement had granted Mr. Chase the right to put to the Company all or part of the Shares during the 180-day period after the vesting date and during each 90-day period after the first, second, and third anniversaries of the vesting date.  The purchase price for the put option was calculated based upon the average trading price of the Company’s common stock over the 60-day period beginning 30 days prior to the exercise of the put option and ending 30 days after such exercise.

On August 31, 2004, the Company and Mr. Chase amended the Stock Agreement to eliminate the put option and to include a provision that permits Mr. Chase the right to tender a portion of the Shares (valued at fair market value on the vesting date) to the Company to satisfy the minimum tax withholding obligations of the Company with respect to the vesting of the Shares.  Furthermore, the Company has agreed to waive its right of first refusal with respect to any sale or transfer of the Shares by Mr. Chase within six months after the vesting date.  The Company’s minimum tax withholding obligation upon the vesting of the shares will be equal to approximately 31.5% of the fair market value of the shares on the vesting date.

Item 9.01 - Financial Statements and Exhibits

Exhibit No.	Description
10	Amended and Restated Stock Agreement dated August 31, 2004, between the Company and Peter R. Chase

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHASE CORPORATION

Date: September 2, 2004	By:	/s/ Peter R. Chase
Name: Peter R. Chase
Title: President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10	Amended and Restated Stock Agreement dated August 31, 2004, between the Company and Peter R. Chase